Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter and
Six Months Ended June 30, 2005

HIGHLIGHTS:
–	Net earnings for the quarter were a record $13.090 million, up 22 percent from last year’s quarter.

–	Net earnings year-to-date of $24.610 million, up 15 percent from the same period last year.

–	Diluted quarterly earnings per share of $.41, up 17 percent from last year’s quarter.

–	Diluted earnings per share of $.78, up 13 percent from last year-to- date.

–	Loans outstanding increased $427 million, or 25 percent, since December 31, 2004.

–	Non-interest bearing deposits increased $171 million, or 37 percent during 2005.

–	Cash dividend of $.15 declared, which is an increase of 7 percent over the prior year’s quarter.

–	Acquisition of First National Bank-West, Evanston, Wyoming completed as of February 28, 2005.

–	Acquisition of Citizens Community Bank, Pocatello, Idaho completed as of April 1, 2005.

–	Acquisition of the Bonners Ferry, Idaho branch of Zions Bank completed as of May 20, 2005.

–	Announced agreement to acquire Thompson Falls Holding Co. and its subsidiary First State Bank.

KALISPELL, Mont., July 28 /PRNewswire-FirstCall/ --

Earnings Summary
(Unaudited - $ in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Net earnings	$13,090	$10,763	$24,610	$21,373
Diluted earnings per share	$0.41	$0.35	$0.78	$0.69
Return on average assets (annualized)	1.52%	1.51%	1.51%	1.53%
Return on average equity (annualized)	18.03%	17.60%	17.56%	17.54%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $13.090 million, an increase of $2.3 million, or 22 percent, over the $10.763 million for the second quarter of 2004.  Diluted earnings per share for the quarter of $.41, is an increase of 17 percent over the per share earnings of $.35 for the same quarter of 2004.  “This was the strongest quarter and six month results Glacier Bancorp, Inc. has ever achieved.  What makes it even more rewarding is the challenging interest rate environment we have been operating under,” said Mick Blodnick, President and Chief Executive Officer, “We continue to experience strong loan demand and our focus on generating low cost deposits continues to help our margin.”   Return on average assets and return on average equity for the quarter were 1.52 percent and 18.03 percent, respectively, which compares with prior year returns for the second quarter of 1.51 percent and 17.60 percent.

          Net earnings for the six months ended June 30, 2005 were $24.610 million, which is an increase of $3.237 million, or 15 percent over the prior year.  Diluted earnings per share of $.78 is an increase of 13 percent over the $.69 earned in the first six months of 2004.  The 2005 six month return on average assets and return on average equity was 1.51 percent and 17.56 percent, respectively, which compares with the prior year six month returns of 1.53 percent and 17.54 percent.

          The results of operations and financial condition include the acquisitions from the completion dates forward.  The following table provides information on selected classifications of assets and liabilities acquired:

(Unaudited - $ in thousands)

	Total	First National Bank	Citizens Community Bank	Bonners Ferry Branch

Total assets	$417,388	267,126	126,394	23,868
Investments	132,649	124,733	7,916	—
Net loans	181,965	87,678	89,240	5,047
Non-interest bearing deposits	126,915	95,053	25,789	6,073
Interest bearing deposits	222,482	129,697	75,008	17,777

Assets  (Unaudited - $ in thousands)

	June 30, 2005	Dec. 31, 2004	June 30, 2004	$ change from Dec. 31, 2004	$ change from June 30, 2004

Cash on hand and in banks	$109,402	79,300	69,848	30,102	39,554
Investments, interest bearing deposits,
FHLB stock, FRB stock, and Fed Funds	1,114,334	1,098,633	1,148,900	15,701	(34,566)
Loans:
Real estate	505,296	393,141	339,945	112,155	165,351
Commercial	1,215,919	991,081	934,100	224,838	281,819
Consumer	433,900	344,075	322,345	89,825	111,555
Total loans	2,155,115	1,728,297	1,596,390	426,818	558,725
Allowance for loan losses	(32,917)	(26,492)	(25,146)	(6,425)	(7,771)
Total loans net of allowance for losses	2,122,198	1,701,805	1,571,244	420,393	550,954
Other assets	186,001	130,999	125,917	55,002	60,084
Total Assets	$3,531,935	3,010,737	2,915,909	521,198	616,026

          At June 30, 2005 total assets were $3.532 billion, which is $616 million greater than the June 30, 2004 assets of $2.916 billion, an increase of 21 percent, and $521 million greater than at December 31, 2004, an increase of
17 percent.  Without $417 million in assets acquired in acquisitions, total assets are up $199 million from a year ago, or 7 percent, and $104 million, or 3 percent from year end 2004.

          Total loans have increased $559 million from June 30, 2004, or 35 percent, with the growth occurring in all loan categories. Commercial loans have increased $282 million, or 30 percent, real estate loans gained $165 million, or 49 percent, and consumer loans grew by $112 million, or 35 percent.  Acquisitions added $182 million of the total with internal growth contributing $377 million, a 24 percent increase.

          Loan volume continues to be very strong with internal loan growth of  $245 million since December 31, 2004, or 14 percent.  Including loans acquired, commercial loans are up by $225 million, or 23 percent, real estate loans increased by $112 million, or 29 percent, and consumer loans gained  $90 million, or 26 percent.  “Loan production during the second quarter continued at the record pace established in the first quarter,” Blodnick said, “The growth in loans has increased the rates on our earning asset by reducing our reliance on investment securities to generate interest income.”

          Investment securities, including interest bearing deposits in other financial institutions, and federal funds sold, have decreased $35 million from June 30, 2004.  Without the acquisitions, investments would have declined $167 million, or 15 percent, from June 30, 2004.  Cash flow from investment pay downs is now being used to fund the significant growth in loans.

Liabilities (Unaudited - $ in thousands)

	June 30, 2005	Dec. 31, 2004	June 30, 2004	$ change from Dec. 31, 2004	$ change from June 30, 2004

Non-interest bearing deposits	$630,983	460,059	402,337	170,924	228,646
Interest bearing deposits	1,576,872	1,269,649	1,233,418	307,223	343,454
Advances from Federal Home Loan Bank	804,047	818,933	848,770	(14,886)	(44,723)
Securities sold under agreements to repurchase and other borrowed funds	100,811	81,215	86,319	19,596	14,492
Other liabilities	36,463	30,697	23,001	5,766	13,462
Subordinated debentures	85,000	80,000	80,000	5,000	5,000
Total liabilities	$3,234,176	2,740,553	2,673,845	493,623	560,331

          Non-interest bearing deposits have increased $229 million, or 57 percent, since June 30, 2004.  Without acquisitions the increase was $102 million, or 25 percent.  Since December 31, 2004 the increase was $171 million, and without acquisitions $44 million, or 10 percent.  This continues to be a primary focus of our banks and the programs we have initiated this past year continue to gain momentum.  Interest bearing deposits have increased  $343 million from June 30, 2004 with $222 million from the acquisitions.  Since December 31, 2004, without acquisitions, interest bearing deposits increased $85 million.  This growth in deposits, a low cost stable funding source, gives us increased flexibility in managing our asset mix.  Federal Home Loan Bank advances decreased $45 million, and repurchase agreements and other borrowed funds increased $14 million from June 30, 2004.  Since December 31, 2004 Federal Home Loan Bank advances declined $15 million, and repurchase agreements and other borrowed funds increased $20 million.

Stockholders’ equity
(Unaudited - $ in thousands except per share data)

	June 30, 2005	Dec. 31, 2004	June 30, 2004	$ change from Dec. 31, 2004	$ change from June 30, 2004

Common equity	$291,062	264,250	246,667	26,812	44,395
Accumulated other comprehensive income (loss)	6,697	5,934	(4,603)	763	11,300
Total stockholders’ equity	$297,759	270,184	242,064	27,575	55,695
Stockholders’ equity to total assets	8.43%	8.97%	8.30%
Book value per common share	$9.53	8.80	7.92	0.73	1.61
Market price per share at end of quarter	$26.13	27.23	22.54	(1.10)	3.59

          Total equity and book value per share amounts have increased substantially from June 30, 2004 and from year end 2004, primarily the result of earnings retention, and stock options exercised. Accumulated other comprehensive income, representing net unrealized gains on securities available for sale, increased $11 million from June 30, 2004 and $763 thousand from year end 2004, primarily a function of interest rate changes.

Operating Results for Three Months Ended June 30, 2005 Compared to June 30, 2004

          Operating results include amounts resulting from the acquisitions from the acquisition date forward.

Revenue summary
(Unaudited - $ in thousands)

	Three months ended June 30,

	2005	2004	$ change	% change

Net interest income	$32,087	$25,779	$6,308	24%
Non-interest income
Service charges, loan fees, and other fees	7,850	6,322	1,528	24%
Gain on sale of loans	2,884	2,026	858	42%
Loss on sale of investments	(107)	—	(107)	n/m
Other income	886	500	386	77%
Total non-interest income	11,513	8,848	2,665	30%
	$43,600	$34,627	$8,973	26%
Tax equivalent net interest margin	4.12%	4.04%

          Net Interest Income
          Net interest income for the quarter increased $6.308 million, or 24 percent, over the same period in 2004, and $3.631 million from the first quarter of 2005.  Total interest income increased $11.104 million, or 31 percent, while total interest expense was $4.796 million, or 50 percent higher.  The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and increases in short term interest rates during 2004 and 2005.  The Federal Reserve Bank has increased targeted fed funds rates nine times, 225 basis points, in the last twelve months.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.12 percent which was higher then the 4.04 percent result for the second quarter of 2004. The margin for the second quarter also increased from the 4.08 percent experienced for the first quarter of 2005. The second quarter interest margin was reduced by not receiving FHLB dividends for the 2005 quarter.   FHLB dividends received were $444 thousand less than the same quarter last year.

          Non-interest Income
          Fee income increased $1.528 million, or 24 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer services offered.  Gain on sale of loans increased $858 thousand from the second quarter of last year.  Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.  Other income was $386 thousand higher than the second quarter of 2004 of which $220 thousand was from the sale of property held for future expansion that was no longer needed.

Non-interest expense summary
(Unaudited - $ in thousands)

	Three months ended June 30,

	2005	2004	$ change	% change

Compensation and employee benefits	$12,474	$9,851	$2,623	27%
Occupancy and equipment expense	3,152	2,733	419	15%
Outsourced data processing	423	368	55	15%
Core deposit intangibles amortization	384	251	133	53%
Other expenses	6,043	4,805	1,238	26%
Total non-interest expense	$22,476	$18,008	$4,468	25%

          Non-interest Expense
          Non-interest expense increased by $4.468 million, or 25 percent, from the same quarter of 2004.  Compensation and benefit expense increased $2.623 million, or 27 percent from the second quarter of 2004, with acquisitions, additional bank branches, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase.  The number of full-time-equivalent employees has increased from 842 to 1057, a 26 percent increase, since June 30, 2004.  Occupancy and equipment expense increased $419 thousand, or 15 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $1.238 million, or 26 percent, primarily from acquisitions, audit costs from compliance with Sarbanes-Oxley rules, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) remained at 52 percent for the 2005 quarter, the same as 2004.

Credit quality information
(Unaudited - $ in thousands)

	June 30, 2005	December 31, 2004	June 30, 2004

Allowance for loan losses	$32,917	$26,492	$25,146
Non-performing assets	8,093	9,608	10,654
Allowance as a percentage of non performing assets	407%	276%	236%
Non-performing assets as a percentage of total assets	0.23%	0.32%	0.37%
Allowance as a percentage of total loans	1.53%	1.53%	1.58%
Net charge-offs as a percentage of loans	0.021%	0.098%	0.040%

          Allowance for Loan Loss and Non-Performing Assets
          Non-performing assets as a percentage of total assets at June 30, 2005 were at .23 percent, a decrease from .37 percent at June 30, 2004 and .32 percent at December 31, 2004.  This compares favorably to the Federal Reserve Bank Peer Group average of .45 percent at March 31, 2004, the most recent information available. The allowance for loan losses was 407 percent of non-performing assets at June 30, 2005, compared to 236 percent a year ago.  “Credit quality continues to improve with our ratio of non-performing assets at the lowest level since 2000, and loans past due more than 30 days at a very low .69 percent of total loans”, said Blodnick.  “We are pleased with the results but continue to be diligent in maintaining a quality portfolio of loans”. The allowance, including $3.834 million from acquisitions, has increased $7.771 million, or 31 percent, from a year ago. The allowance of $32.917 million, is 1.53 percent of June 30, 2005 total loans outstanding, down slightly from the 1.58 percent a year ago. The second quarter provision for loan losses expense was $1.552 million, an increase of $587 thousand from the same quarter in 2004.  The additional expense relates to the continuing growth in the number and average size of loans.

Operating Results for Six Months Ended June 30, 2005 Compared to June 30, 2004

Revenue summary
(Unaudited - $ in thousands)

	Six months ended June 30,

	2005	2004	$ change	% change

Net interest income	$60,543	$52,168	$8,375	16%
Non-interest income
Service charges, loan fees, and other fees	14,332	11,414	2,918	26%
Gain on sale of loans	4,976	3,797	1,179	31%
Loss on sale of investments	(137)	—	(137)	n/m
Other income	1,450	1,048	402	38%
Total non-interest income	20,621	16,259	4,362	27%
	$81,164	$68,427	$12,737	19%
Tax equivalent net interest margin	4.10%	4.17%

          Net Interest Income
          Net interest income for the six months increased $8.375 million, or 16 percent, over the same period in 2004.  Total interest income increased $16.146 million, or 23 percent, while total interest expense was $7.771 million, or 41 percent higher.  The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and increases in short term interest rates during 2004 and 2005.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.10 percent which was lower then the 4.17 percent result for the same six months of 2004.  The interest margin was reduced by lower FHLB dividends in 2005.  FHLB dividends received were $699 thousand less than the same period last year.

          Non-interest Income
          Total non-interest income increased $4.362 million, or 27 percent in 2005.  Fee income increased $2.918 million, or 26 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer product and services offered.  Gain on sale of loans increased $1.179 million, or 31 percent, from the first six months of last year.  Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.  “Through six months we are on pace to eclipse our previous record for mortgage originations set in 2003,” Blodnick said. Other income was $402 higher than 2004 of which $220 was from the sale of property held for future expansion that was no longer needed, and the remainder from various volume increases.

Non-interest expense summary
(Unaudited - $ in thousands)

	Six months ended June 30,

	2005	2004	$ change	% change

Compensation and employee benefits	$23,418	$19,657	$3,761	19%
Occupancy and equipment expense	6,007	5,364	643	12%
Outsourced data processing	655	781	(126)	-16%
Core deposit intangibles amortization	667	545	122	22%
Other expenses	10,803	9,087	1,716	19%
Total non-interest expense	$41,550	$35,434	$6,116	17%

          Non-interest Expense
          Non-interest expense increased by $6.116 million, or 17 percent, from the same six months of 2004.  Compensation and benefit expense increased $3.761 million, or 19 percent from the prior year, with acquisitions, additional bank branches, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase.   Occupancy and equipment expense increased $643 thousand, or 12 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $1.716 million, or 19 percent, primarily from acquisitions, audit costs from compliance with Sarbanes-Oxley rules, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) improved to 51 percent from 52 percent for the first six months of 2005.

          Allowance for Loan Loss and Non-Performing Assets
          The provision expense for loan losses was $3.042 million for the first six months of 2005, an increase of $1.247 million, or 69 percent, from the same period in 2004.  Net charge offs of $452 thousand during the first six months were .021 percent of loans outstanding, or .042 percent annualized, which is substantially lower than the full year 2004 percentage of .098.

          Cash dividend
          On June 29, 2005, the board of directors declared a cash dividend of  $.15 payable July 21, 2005 to shareholders of record on July 12, 2005.  This is an increase of 7 percent over the dividend declared this quarter last year.

          Completed acquisitions
          The acquisition of First National Bank-West Co., a bank holding company for First National Bank-West, Evanston, Wyoming was completed as of the close of business February 28, 2005.  This bank has seven locations in western Wyoming and became the eighth subsidiary bank of the Company and the first to be located in the state of Wyoming.

          The acquisition of Citizens Bank Holding Company and its subsidiary bank Citizens Community Bank, Pocatello, Idaho, with assets of approximately $126 million, was completed as of close of business March 31, 2005.  This bank operates from three banking offices in Pocatello and Idaho Falls, and a loan production office in Rexburg, Idaho.  As of April 1, 2005 this bank became the ninth subsidiary bank of the Company.

          Mountain West Bank of Coeur d’Alene completed the purchase of the Zions First National Bank Bonners Ferry, Idaho branch with total deposits of approximately $23 million on May 20, 2005.

          Announced acquisitions
          On July 14, 2005 the Company announced the signing of a definitive agreement to acquire Thompson Falls Holding Co. and its subsidiary First State Bank with banking offices in Thompson Falls, Plains, and Dillon, Montana.  First State Bank, with total assets of approximately $156 million, will merge into Glacier Bancorp, Inc. subsidiary First Security Bank of Missoula.

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, First National Bank - West, Evanston, Wyoming, and Citizens Community Bank Pocatello, Idaho.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’ style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
($ in thousands except per share data)

	June 30, 2005	December 31, 2004	June 30, 2004

	(unaudited)		(unaudited)
Assets:
Cash on hand and in banks	$109,402	79,300	69,848
Federal funds sold	10,576	—	—
Interest bearing cash deposits	19,657	13,007	13,302
Investment securities, available-for-sale	1,084,101	1,085,626	1,135,598
Net loans receivable:
Real estate loans	505,296	393,141	339,945
Commercial Loans	1,215,919	991,081	934,100
Consumer and other loans	433,900	344,075	322,345
Allowance for losses	(32,917)	(26,492)	(25,146)
Total Loans, net	2,122,198	1,701,805	1,571,244
Premises and equipment, net	69,280	55,732	53,037
Real estate and other assets owned, net	2,319	2,016	448
Accrued interest receivable	17,820	15,637	15,480
Core deposit intangible, net	7,904	4,939	5,468
Goodwill	72,382	37,376	37,375
Other assets	16,296	15,299	14,109
	$3,531,935	3,010,737	2,915,909
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$630,983	460,059	402,337
Interest bearing deposits	1,576,872	1,269,649	1,233,418
Advances from Federal Home Loan Bank of Seattle	804,047	818,933	848,770
Securities sold under agreements to repurchase	95,235	76,158	72,268
Other borrowed funds	5,576	5,057	14,051
Accrued interest payable	6,574	4,864	5,667
Deferred tax liability	9,262	8,392	128
Subordinated debentures	85,000	80,000	80,000
Other liabilities	20,627	17,441	17,206
Total liabilities	3,234,176	2,740,553	2,673,845
Preferred shares, 1,000,000 shares authorized.
None outstanding	—	—	—
Common stock, $.01 par value per share. 62,500,000 shares authorized	313	307	306
Paid-in capital	238,941	227,552	224,872
Retained earnings - substantially restricted	51,808	36,391	21,489
Accumulated other comprehensive income (loss)	6,697	5,934	(4,603)
Total stockholders’ equity	297,759	270,184	242,064
	$3,531,935	3,010,737	2,915,909
Number of shares outstanding	31,258,586	30,686,763	30,571,291
Book value of equity per share	9.53	8.80	7.92

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
 (Unaudited - $ in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Interest income:
Real estate loans	$8,097	5,408	14,712	10,689
Commercial loans	19,588	13,715	36,112	26,938
Consumer and other loans	7,011	4,912	12,741	9,748
Investment securities and other	11,849	11,406	23,487	23,531
Total interest income	46,545	35,441	87,052	70,906
Interest expense:
Deposits	5,582	3,413	9,651	6,896
Federal Home Loan Bank of Seattle advances	5,770	4,491	11,013	8,936
Securities sold under agreements to repurchase	601	177	999	334
Subordinated debentures	1,629	1,555	3,184	2,517
Other borrowed funds	876	26	1,662	55
Total interest expense	14,458	9,662	26,509	18,738
Net interest income	32,087	25,779	60,543	52,168
Provision for loan losses	1,552	965	3,042	1,795
Net Interest income after provision for loan losses	30,535	24,814	57,501	50,373
Non-interest income:
Service charges and other fees	6,241	4,982	11,445	9,055
Miscellaneous loan fees and charges	1,609	1,340	2,887	2,359
Gain on sale of loans	2,884	2,026	4,976	3,797
Loss on sale of investments	(107)	—	(137)	—
Other income	886	500	1,450	1,048
Total non-interest income	11,513	8,848	20,621	16,259
Non-interest expense:
Compensation, employee benefits and related expenses	12,474	9,851	23,418	19,657
Occupancy and equipment expense	3,152	2,733	6,007	5,364
Outsourced data processing expense	423	368	655	781
Core deposit intangibles amortization	384	251	667	545
Other expenses	6,043	4,805	10,803	9,087
Total non-interest expense	22,476	18,008	41,550	35,434
Earnings before income taxes	19,572	15,654	36,572	31,198
Federal and state income tax expense	6,482	4,891	11,962	9,825
Net earnings	$13,090	10,763	24,610	21,373
Basic earnings per share	0.42	0.35	0.79	0.70
Diluted earnings per share	0.41	0.35	0.78	0.69
Dividends declared per share	0.15	0.14	0.29	0.27
Return on average assets (annualized)	1.52%	1.51%	1.51%	1.53%
Return on average equity (annualized)	18.03%	17.60%	17.56%	17.54%
Average outstanding shares - basic	31,228,123	30,568,564	30,997,527	30,500,828
Average outstanding shares - diluted	31,753,966	31,081,085	31,530,648	31,021,306

AVERAGE BALANCE SHEET
(Dollars in Thousands)

	For the Three months ended 6-30-05			For the Six months ended 6-30-05

	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$482,264	8,097	6.72%	$446,569	14,712	6.59%
Commercial Loans	1,170,187	19,588	6.71%	1,101,574	36,112	6.61%
Consumer and Other Loans	419,518	7,011	6.70%	389,651	12,741	6.59%
Total Loans	2,071,969	34,696	6.72%	1,937,794	63,565	6.61%
Tax -Exempt Investment Securities (1)	283,400	3,465	4.89%	282,785	6,932	4.90%
Investment Securities	821,701	8,384	4.08%	824,586	16,555	4.02%
Total Earning Assets	3,177,070	46,545	5.86%	3,045,165	87,052	5.72%
Non-Earning Assets	279,809			241,049
TOTAL ASSETS	$3,456,879			$3,286,214
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$313,293	192	0.25%	$298,309	341	0.23%
Savings Accounts	210,694	254	0.48%	194,721	409	0.42%
Money Market Accounts	491,380	1,710	1.40%	461,850	3,021	1.32%
Certificates of Deposit	521,823	3,426	2.63%	478,668	5,880	2.48%
FHLB Advances	742,064	5,770	3.12%	741,002	11,013	3.00%
Repurchase Agreements and Other Borrowed Funds	282,468	3,106	4.41%	282,738	5,845	4.17%
Total Interest Bearing Liabilities	2,561,722	14,458	2.26%	2,457,288	26,509	2.18%
Non-interest Bearing Deposits	569,317			514,618
Other Liabilities	34,597			31,680
Total Liabilities	3,165,636			3,003,586
Common Stock	312			310
Paid-In Capital	238,577			233,283
Retained Earnings	49,431			44,716
Accumulated Other Comprehensive Earnings	2,923			4,319
Total Stockholders’ Equity	291,243			282,628
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,456,879			$3,286,214
Net Interest Income		$32,087			$60,543
Net Interest Spread			3.60%			3.54%
Net Interest Margin on average earning assets			4.05%			4.01%
Return on Average Assets			1.52%			1.51%
Return on Average Equity			18.03%			17.56%

(1)	Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.
          -0-                                                  07/28/2005
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl,
+1-406-751-4702, both of Glacier Bancorp, Inc./
          /First Call Analyst: /
          /FCMN Contact: /
          /Web site:  http://www.glacierbancorp.com/